Citizens Communications
                                                3 High Ridge Park
                                                Stamford, CT 06905
                                                203.614.5600
                                                Web site: www.czn.net

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

Contact:
Brigid M. Smith, Assistant Vice President
Corporate Communications
(203) 614-5042
bsmith@czn.com


                CITIZENS COMMUNICATIONS REPORTS FINANCIAL RESULTS
                          FOR THE THIRD QUARTER OF 2000

November 13, 2000 - Citizens Communications (NYSE:CZN) today reported financial results for the quarter and nine months ended September 30, 2000. Effective with the third quarter of 2000, the company has reclassified its gas segment as "Assets Held for Sale" and is no longer including them in the results of Discontinued Operations.

After giving effect to the reclassification described above, consolidated third quarter revenue was $389.9 million, an increase of 16 percent above 1999's third quarter consolidated revenue of $337.1 million. The reclassification of the company's gas segment accounted for $80.3 million and $65.6 million of third quarter 2000 and 1999 revenue, respectively.

Consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") was $123.9 million in the third quarter, an increase of $35.6 million or 40 percent above the 1999 third quarter EBITDA of $88.3 million. The current and year-ago quarters include $7.9 million and $2.6 million in EBITDA, respectively, from the company's gas segment.

Third quarter consolidated net income was $1.5 million or 1 cent per share, compared to consolidated net income of $11.9 million or 5 cents per share in the third quarter of 1999.

Net income for the nine months ended September 30, 2000 was $11.8 million or 4 cents per share, compared to $74.3 million or 29 cents per share for the nine-month period in 1999. Net income for the year ago period included a $42.9 million gain (net of tax) on the sale of an investment.

Compared to the prior year periods, net income for the quarter and nine months ended September 30, 2000 was affected by higher depreciation and amortization expense of $89.1 million and $258.7 million, respectively, as well as higher interest expense of $45.0 million and $116.3 million, respectively. The higher interest expense in both periods was primarily due to increased debt levels at Electric Lightwave.

Telecommunications - Incumbent Local Exchange Carrier Segment ("ILEC Segment") Third quarter revenue from the company's ILEC Segment was $246.8 million, up 10 percent from the $223.7 million for the 1999 third quarter. Recently completed acquisitions of approximately 200,000 access lines accounted for $15.6 million or 68 percent of the increase. The remainder is a result of internal growth.

ILEC Segment EBITDA for the third quarter was $111.0 million, up 18 percent from $94.2 million in the third quarter of 1999. Third quarter 2000 ILEC Segment EBITDA included $12.5 million of assimilation expense related to the pending acquisitions of telephone access lines. Absent this expense, EBITDA from the company's ILEC Segment increased to $123.5 million, or 31 percent over the prior year period, resulting in an EBITDA margin of 50 percent for the year 2000 third quarter compared to 42 percent in the third quarter of 1999.

Competitive Local Exchange Carrier Segment; Electric Lightwave, Inc. (NASDAQ:ELIX) ("ELI-CLEC") Third quarter revenue from ELI-CLEC totaled $63.6 million compared to $48.6 million, an increase of 31 percent over the prior year third quarter.

ELI-CLEC third quarter EBITDA was $4.8 million, a $13.7 million improvement over the $8.9 million EBITDA loss for the prior year's third quarter.

Commenting on the results, Citizens' chairman and chief executive officer Leonard Tow said, "We are extremely pleased with these results as they represent significant milestones for both Citizens and Electric Lightwave. Citizens has reached its interim target of a 50 percent EBITDA margin at its incumbent local exchange business, and Electric Lightwave has reported its first EBITDA positive quarter. We expect these upward trends to continue as we proceed with our transformation of Citizens into a growing, high-margin business."

About Citizens Communications
Citizens Communications serves 1.2 million access lines in 16 states. In 1999 and 2000, Citizens agreed to purchase over 2 million additional access lines in 19 states in transactions that began to close in June of 2000. Citizens also owns 86 percent of Electric Lightwave, Inc. (NASDAQ:ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. More information about Citizens can be found at www.czn.net.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones, the mix of products and services offered in the company's target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

                                (Table to Follow)

                             Citizens Communications
                           Consolidated Financial Data
                                   (unaudited)


                                                                       For the quarter ended          For the nine months ended
                                                                           September 30,                    September 30,
                                                                    ---------------------------    --------------------------------
                                                                                           %                                  %
(Amounts in thousands - except per-share amounts)                     2000      1999     Change       2000        1999      Change
                                                                    ---------------------------    --------------------------------
Income Statement Data
Revenue from continuing operations (1)                               $389,941  $337,091      16%   $ 1,150,140  $1,048,698      10%
Operating income from continuing operations (2)                        34,757    18,543      87%        94,067      64,776      45%
Income from discontinued operations, net of tax                         6,683     8,272     -19%        13,672      13,459       2%
Net income (2)                                                          1,467    11,906     -88%        11,804      31,389     -62%

EBITDA Data (3)
EBITDA from continuing operations before acquisition
  assimilation expense                                               $136,426   $88,258      55%     $ 376,874   $ 267,041      41%
EBITDA from continuing operations                                     123,887    88,258      40%       352,744     267,041      32%
EBITDA from discontinued operations                                    28,837    29,960      -4%        74,691      71,045       5%
Total Company EBITDA                                                  152,724   118,218      29%       427,435     338,086      26%

Per Share Data (4)
Basic net income per share of common stock (2)                         $ 0.01    $ 0.05     -80%        $ 0.04      $ 0.12     -67%
EBITDA per share from continuing operations                              0.47      0.34      38%          1.34        1.03      30%
EBITDA per share from discontinued operations                            0.11      0.11       0%          0.28        0.27       4%
Total Company EBITDA per share                                           0.58      0.45      29%          1.62        1.30      25%
EBITDA per share from continuing operations before acquisition
   assimilation expenses                                                 0.52      0.34      52%          1.43        1.03      39%

Weighted average shares outstanding                                   264,749   260,607       2%       263,725     260,118       1%


(1) Continuing operations are comprised of the Company's Telecommunications, its Competitive Local Exchange Carrier (Electric Lightwave, Inc.) and the company's natural gas businesses. The Company still intends to sell the natural gas segment and is continuing to actively pursue a buyer for those gas operations for which it does not yet have signed agreements. The Company is reporting its electric and water/wastewater businesses as discontinued operations.
(2) The nine months ended September 30, 1999 excludes the gain on sale of investment of $42.9 million (net of tax).
(3)  Operating income plus depreciation and amortization.
(4)  Calculated based on weighted average shares outstanding.